Exhibit 99.1

SPLINEX TECHNOLOGY SIGNS LETTER OF INTENT TO ACQUIRE ENERSOFT
Proprietary video processing and compression software technologies will broaden company’s scope

Ft. Lauderdale, FL – December 13, 2005 – Splinex Technology, Inc. (OTCBB: SPLX), a provider of visualization software and technology, announced today that it has signed a letter of intent to acquire EnerSoft, Inc., a privately held, technology company that specializes in the development of video processing filters, signal and imaging processing and video compression technologies.

Splinex Technologies, through this merger, will gain access to EnerSoft’s technologies that were developed to improve the quality of video for high definition television (HDTV), the Internet, mobile phones, digital cameras and other applications. EnerSoft’s technologies, which can be embedded into next generation electronic devices, include super resolution and super precision filters for HDTV and large situation displays, “video to photo” process to create high-quality still images from video, as well as denoising, deblocking and deinterlacing filters among others. In addition, EnerSoft’s intellectual property comprises unique compression technologies that improve video streaming.

“Consumers want digital video with clearer pictures and faster delivery. The industry wants to deliver this without increasing bandwidth,” said Gerard Herlihy, President of Splinex Technology. “EnerSoft has developed proprietary software that we believe can significantly enhance the quality and speed of video output. With this acquisition, we’ll be able to help the communications and entertainment industries enhance the end-user’s multi-media experience.”

EnerSoft has assembled an outstanding development team with members who have collaborated on video compression technologies and filters for companies, including Intel and Samsung. Some of their technologies are incorporated into the international standard for multimedia and compression known as MPEG-4. EnerSoft’s technologies are a compilation of more than 10 years of research and development.

Completion of the transaction will be subject to various conditions, including due diligence, necessary corporate and other applicable approvals and negotiation and execution of definitive transaction agreements.

About Splinex
Splinex Technology Inc. was formed in 2004 to capitalize on the growing use of multi-dimensional digital images and objects in technology-focused markets. The company has developed the nVizx line of visualization software, which rapidly generates 3D objects and scenes from large data sets. nVizx can be purchased at Splinex’s online store (accessible via www.splinex.com) or through Maplesoft, an nVizx reseller. More information about Splinex Technology is available at www.splinex.com.

About EnerSoft
EnerSoft develops software technology, including video processing filters and signal and imaging processing, to improve the quality of digital video output for high definition television, the Internet, mobile phones, digital cameras and other applications. The company also has proprietary compression technologies to improve video streaming without quality degradation. The company’s software represents more than 10 years of research and development by an experienced team of renowned scientists and software engineers. More information about EnerSoft is available at www.enersoft.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sales of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Jerry Herlihy

(954) 660-6565